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                                                                     EXHIBIT 12
                             MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        ($OOO's)

                    6 Months
                     June 30
EARNINGS              1994      1993      1992      1991      1990      1989
                    --------- --------- --------- --------- --------- ---------
Earnings before
income taxes and
cumulative effect
of changes in
accounting
principles           $20,375  $264,584  $231,792  $186,738  $143,192  $161,140

Fixed charges,
excluding interest
on deposits           32,421    47,905    51,927    67,436    85,234   102,398
                    --------- --------- --------- --------- --------- ---------
Earnings including
fixed charges but
excluding interest
on deposits           52,796   312,489   283,719   254,174   228,426   263,538

Interest on deposits 123,306   272,100   334,070   448,411   466,537   426,008
                    --------- --------- --------- --------- --------- ---------
Earnings including
fixed charges and
interest on
deposits            $176,102  $584,589  $617,789  $702,585  $694,963  $689,546
                    ========= ========= ========= ========= ========= =========

FIXED CHARGES:

Interest Expense:

Borrowings:
 Short-term          $16,991   $18,010   $18,699   $32,722   $56,849   $74,831
 Long-term            11,960    23,088    26,586    27,908    22,524    22,057

One-third of rental
expense for all
operating leases
(the amount deemed
representative of
the interest factor)   3,470     6,807     6,642     6,806     5,861     5,510
                    --------- --------- --------- --------- --------- ---------
Fixed charges
excluding interest
on deposits           32,421    47,905    51,927    67,436    85,234   102,398

Interest on Deposits 123,306   272,100   334,070   448,411   466,537   426,008
                    --------- --------- --------- --------- --------- ---------
Fixed charges
including interest
on deposits         $155,727  $320,005  $385,997  $515,847  $551,771  $528,406
                    ========= ========= ========= ========= ========= =========

RATIO OF EARNINGS TO FIXED CHARGES

Excluding interest
on deposits             1.63 x    6.52 x    5.46 x    3.77 x    2.68 x    2.57 x

Including interest
on deposits             1.13 x    1.83 x    1.60 x    1.36 x    1.26 x    1.30 x